Exhibit 2
CO-FOUNDER VOTING AGREEMENT
This CO-FOUNDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 22, 2025 by and among David Wright and Melanie Alder (each, an “Individual Founder” and, collectively, the “Individual Founders”) and, with respect to each Individual Founder, any trust or other entity that may now or in the future hold shares of Common Stock (as defined below) over which such Individual Founder exercises voting control and that executes and delivers a Joinder Agreement hereto in the form of Exhibit A (each such trust and entity, a “Founder Affiliate” and, each Individual Founder and Founder Affiliate, a “Founder”). The Individual Founders and Founder Affiliates are referred to collectively herein as the “Founders”. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Amended and Restated Certificate of Incorporation of Pattern Group Inc., a Delaware corporation (the “Company”), to be duly adopted in accordance with the General Corporation Law of the State of Delaware and filed with the Secretary of State of the State of Delaware in connection with the IPO (as defined below), as it may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).
RECITALS
WHEREAS, on August 22, 2025 the Company publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, a registration statement on Form S-1 relating to the initial public offering (the “IPO”) of shares of Series A common stock, par value $0.001 per share (“Series A Common Stock”), of the Company;
WHEREAS, immediately following the effective time of the IPO, each Founder will own or beneficially own shares of Series A Common Stock and/or shares of Series B Common Stock, par value $0.001 per share (“Series B Common Stock” and, together with the Series A Common Stock, the “Common Stock”), of the Company; and
WHEREAS, each of the Founders desires to provide for the election or re-election of the Individual Founders to the Board of Directors of the Company (the “Board”) after the Company has completed the IPO and to vote together on other matters as stockholders of the Company as set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the above recitals and the mutual covenants made herein, the parties hereby agree as follows:
1.    Voting Provisions.
1.1   Shares. Each Founder expressly agrees that the terms and restrictions of this Agreement shall apply to all shares of Common Stock (or shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law) (i) which such Founder owns or holds or hereafter acquires or holds by any means, including, without limitation, by purchase, assignment, conversion or exercise of any stock option, warrant or other right, the settlement of any restricted stock unit or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and (ii) with respect to which such Founder exercises voting control, or hereafter acquires voting control by any means (including, in the case of each of (i) and (ii), as a result of a transfer, assignment, sale or other disposition of any Shares to an Affiliate pursuant to the applicable provisions of the Certificate of Incorporation) (the shares described in (i) and (ii), collectively with respect to each Founder, “Shares”, provided, however, that any such shares of Common Stock or other capital stock shall only constitute “Shares” of a Founder for purposes of this Agreement while so held or controlled (with respect to voting) by such Founder), and provided further, that shares of Series A Common Stock held by Founder Affiliates set forth on Schedule I to this Agreement (“Excluded Founder Affiliates”), as such schedule may be amended, modified or supplemented from time to time in writing signed by each of the Individual Founders, shall not constitute Shares for purpose of this Agreement or otherwise be subject to the agreements contained herein and the Voting Proxy (as defined below) granted hereby.
1.2    Ownership. As of the date hereof, each Founder represents and warrants (a) that (i) such Founder owns the Shares as set forth in Schedule II hereto and (ii) excluding the Shares referenced in the preceding clause (i), such Founder beneficially owns or has voting control over the Shares as set forth in Schedule II; and (b) there are no other Shares owned, beneficially owned or over which such Founder has voting control other than those shares of Series A Common Stock held by Excluded Founder Affiliates listed on Schedule I.
1.3    Board Composition. Subject to Section 2, during the term of this Agreement, from time to time and at all times, each Founder, in its capacity as a stockholder or beneficial owner of Shares, agrees, following the closing of the IPO, to vote all Shares FOR, or cause all Shares to be voted FOR, the election or re-election of each of the Individual Founders that have been duly nominated for election or re-election as members of the Board at each annual or special meeting of stockholders at which members of the Board are to be elected, and to take all actions by written consent in lieu of any such meeting to approve the election or re-election of each of the Individual Founders that have been duly nominated for election or re-election as members of the Board.
For the avoidance of doubt, nothing in this Agreement requires any Individual Founder to serve as a member of the Board, and any Individual Founder may resign from the Board at any time.
1.4    Removal of Board Members. Subject to Section 2, during the term of this Agreement, from time to time and at all times, each Founder, in its capacity as a stockholder or beneficial owner of Shares, agrees, following the closing of the IPO, to vote, or cause to be voted, at any annual meeting or special meeting of stockholders at which any Individual Founder is to be removed from the Board, all Shares AGAINST the removal of such Individual Founder from the Board, and to take all actions by written consent in lieu of any such meeting AGAINST the removal of each such Individual Founder from the Board (and not to take action by written consent to approve any such removal).
1.5    No Liability for Election of Individual Founder Directors. No Founder shall have any liability as a result of voting in favor of the election of an Individual Founder to the Board for any act or omission by such Individual Founder in his or her capacity as a member of the Board, nor shall any Founder have any liability as a result of voting for any Individual Founder in accordance with the provisions of this Agreement.

1.7    Other Voting Obligations. At any annual or special meeting of stockholders of the Company or written consent of stockholders, each Founder agrees to vote such Shares at the written direction of the applicable Individual Founder Proxy Holder (as defined below) for such meeting with respect to any other matters properly brought before such meeting for which the Shares are entitled to vote.
1.8    Further Actions. Each Founder agrees to take all necessary and appropriate action in order to ensure that all of its Shares are voted in accordance with Sections 1.3, 1.4 and 1.7, as applicable, including causing its Shares to be present in person or by proxy for purposes of constituting a quorum at the applicable annual or special meeting of stockholders of the Company. Each Founder further agrees to execute and deliver any written consents, ballots or other documentation representing an action by stockholders of the Company required to perform the obligations of this Agreement.
2.    Voting Proxy.
2.1    Grant of Voting Proxy. Each Individual Founder and his or her Founder Affiliates (the “Granting Founder”) hereby irrevocably grants to, and appoints the other Individual Founder as such Granting Founder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Granting Founder, to vote or cause to be voted (including by written consent, if applicable) all Shares of such Individual Founder and his or her Founder Affiliates in the manner provided in Sections 1.3, 1.4 and 1.7 hereof (the “Voting Proxy”), as follows: (a)  when neither Individual Founder has suffered an Incapacity, such Voting Proxy shall be given (i) to David Wright, for each annual period beginning on January 1 and ending on December 31 in an odd year, and (ii) to Melanie Alder for each annual period beginning on January 1 and ending on December 31 in an even year; or (b) when either Individual Founder has suffered an Incapacity, such Voting Proxy shall be given to the other Individual Founder (the applicable Individual Founder holder of such Voting Proxy given in clauses (a) and (b) being referred to at any such time herein as the “Individual Founder Proxy Holder”). Such Voting Proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 2.1 is amended to remove such grant of proxy in accordance with Section 7.6 hereof.
2.2    Exercise of Proxy. At any annual or special meeting of stockholders of the Company or any request for written consent of stockholders, the Individual Founder Proxy Holder as of the record date of any such meeting or written consent solicitation shall vote all Shares in accordance with the terms of Sections 1.3 and 1.4 of this Agreement, and shall vote all Shares on any other matter pursuant to Section 1.7 as is determined by such Individual Founder Proxy Holder in his or her sole discretion, on all matters submitted to a vote of stockholders of the Company, whether submitted to any individual class of stock voting separately or multiple classes of stock voting together. Each Granting Founder hereby affirms that the irrevocable proxy granted pursuant to Section 2.1 is given in connection with the execution of this Agreement, including to secure the performance of the duties of such Granting Founder under Sections 1.3, 1.4 and 1.7 and this Section 2.
2.3    Excluded Founder Affiliates. Notwithstanding anything in this Agreement to the contrary, no Excluded Founder Affiliate shall have any obligation to vote shares of Series A Common Stock, and is not granting any proxy, pursuant to this Agreement, and each such Excluded Founder

Affiliate shall be entitled to vote any shares of capital stock of the Company in its sole and absolute discretion, notwithstanding the fact that any Individual Founder exercises voting or dispositive control over the shares of Series A Common Stock or any other securities held by such Excluded Founder Affiliate.
3.    Transfers. Nothing in this Agreement shall prevent any Founder from transferring its Shares (including through an assignment, sale or other disposition). Upon such transfer, such transferred Shares shall cease to be subject to the Voting Proxy unless transferred to an Individual Founder or Founder Affiliate (other than an Excluded Founder Affiliate).
4.    Further Assurances. At any time or from time to time after the date hereof, the Founders agree to cooperate with each other, and at the request of any Founder, to execute and deliver any further instruments or documents and to take all such further action as the requesting Founder may reasonably request in order to evidence or effectuate the consummation of the obligations contemplated hereby and to otherwise carry out the intent of the Founders hereunder.
5.    Remedies.
5.1    Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the aggrieved parties shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.
5.2    Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
6.    Term and Termination. This Agreement shall be conditioned upon and effective as of the closing of the IPO and shall continue in effect until, and shall terminate with respect to all Founders, upon the occurrence of the automatic conversion of all Shares of Series B Common Stock pursuant to a Founders Triggering Event (as defined in the Certificate of Incorporation).
If the closing of the IPO has not occurred by December 31, 2025, this Agreement shall automatically terminate and be of no further force or effect.
7.    Miscellaneous.
7.1    No Assignment. The terms and conditions of this Agreement, including all obligations and rights therein, may not be assigned.
7.2    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
7.3    Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature, including electronic signatures, and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
7.5    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day, (d) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (e) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery with written verification of receipt. All communications shall be sent to the respective parties at their address or email address as set forth below or at such other address as the Individual Founder shall, from time to time, designate to the other by at least five (5) days’ advance written notice:
If to David Wright or his Founder Affiliates, to:
David Wright
[   ]
If to Melanie Alder or her Founder Affiliates, to:
Melanie Alder
[   ]
And in each case, with a copy (which shall not constitute notice) to:
Pattern Group Inc.
Attn: General Counsel
[   ]
7.6    Consent Required to Terminate, Amend or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by each of the Individual Founders. Any amendment, termination or waiver effected in accordance with this Section 7.6 shall be binding on each party.
7.7    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
7.8    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
7.9    Entire Agreement. This Agreement shall constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
7.10    Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof and/or uncertificated book entry ownership reflected on the books and records of the Company or its transfer agent shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (THE “VOTING AGREEMENT”) (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE INDIVIDUAL FOUNDERS), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO, AND SHALL BECOME BOUND BY, ALL THE PROVISIONS OF THAT VOTING AGREEMENT UNTIL THE TERMINATION THEREOF AS SET FORTH THEREIN.”
The Founders agree to cause the Company to cause any certificates and/or book-entry notation evidencing the Shares issued after the date hereof to bear the legend required by this Section 7.10. The parties to this Agreement do hereby agree that the failure to cause the certificates or book-entry notation evidencing the Shares to bear the legend required by this Section 7.10 herein and/or the failure of the Individual Founders to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.
7.11    Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Founders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 7.10.
7.12    Manner of Voting; Grant of Proxy. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.
7.13    Additional Parties. Unless prohibited by applicable law, in the event that after the date of this Agreement, an Individual Founder establishes a Founder Affiliate, then, such Individual

Founder shall cause such Founder Affiliate, as a condition to such establishment, to become a party to this Agreement by executing a joinder agreement in the form attached hereto as Exhibit A (“Joinder Agreement”), agreeing to be bound by and subject to the terms of this Agreement as a Founder Affiliate, and thereafter such Founder Affiliate shall be deemed a Founder Affiliate for all purposes under this Agreement. No action or consent by the Founders shall be required for such joinder to this Agreement by such additional Founder Affiliate, so long as such additional Founder Affiliate has agreed in writing to be bound by all of the obligations as a “Founder Affiliate” hereunder.
7.14    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named court(s), that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
7.15    Spousal Consent. Each Individual Founder is married to the other Individual Founder on the date of this Agreement, and acknowledges, in each Individual Founder’s capacity as a spouse of the other Individual Founder, that each has read this Agreement, knows the contents of this Agreement, and is aware that this Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that such spouse may own, including any interest such spouse might have therein. Each Individual Founder, in his or her capacity as a spouse of the other Individual Founder, hereby agrees that such spouse’s interest, if any, in any shares of capital stock of the Company subject to this Agreement shall be irrevocably bound by this Agreement and further understands and agrees that any community property interest he or she may have in such shares of capital stock of the Company shall be similarly bound by this Agreement. Each such Individual Founder, in his or her capacity as a spouse of the other Individual Founder, is aware that the legal, financial and related matters contained in this Agreement are complex and that he or she is free to seek independent professional guidance or counsel with respect to this Agreement, and has either sought such guidance or counsel or determined after reviewing this Agreement carefully that he or she will hereby waive such right.
Notwithstanding the execution and delivery hereof, the consent in this Section 7.15 shall not be deemed to confer or convey to the respective spouse of the other Individual Founder any rights in such Individual Founder’s Shares that do not otherwise exist by operation of law or the agreement of the parties.
If any Individual Founder should marry or remarry subsequent to the date of this Agreement and, subject to the earlier termination of this Agreement pursuant to Sections 6 or 7.6, such Individual

Founder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a similar consent of such spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

/s/ David Wright

DAVID WRIGHT

/s/ Melanie Alder

MELANIE ALDER

Schedule I
Excluded Founder Affiliates

Record Holder	Series A Common Stock
The Wright Irrevocable Trust dated December 5, 2019	45,297,280
The Alder Irrevocable Trust dated December 5, 2019	29,418,585

Schedule II
Share Ownership

Record Holder	Series A Common Stock	Series B Common Stock
David Wright	105,281	13,025,878
Melanie Alder	35,093	8,676,632

Exhibit A
Form of Joinder Agreement
Joinder Agreement to Voting Agreement
The undersigned hereby acknowledges that it has reviewed and understands the Co-Founder Voting Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Voting Agreement”) dated as of September 22, 2025, by and among David Wright and Melanie Alder (each, an “Individual Founder” and, collectively, the “Individual Founders”) and, with respect to each Individual Founder, the Founder Affiliates, and agrees to be bound as a Founder Affiliate by the terms and conditions thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Voting Agreement.
By execution of this Joinder Agreement, the undersigned hereby (a) agrees that the shares of Common Stock over which [insert name of Individual Founder] exercises voting control shall be bound by and subject to the terms of the Voting Agreement and (b) adopts the Voting Agreement with the same force and effect as if the undersigned were originally a party thereto.
This Joinder Agreement shall be governed by the governing law set forth in the Voting Agreement.

FOUNDER AFFILIATE:

By:

Name and Title of Signatory

Address: